VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made as of September 6, 2019 (the “Effective Date”), by and among ALJ Regional Holdings, Inc. (the “Company”) and Jess Ravich (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive have entered into an employment agreement dated as of July 29, 2019 (the “Employment Agreement”), whereby the Executive agreed to serve as the Chief Executive Officer of the Company pursuant to the terms and conditions of the Employment Agreement.

WHEREAS, pursuant to Section 12 of the Employment Agreement, and an inducement to the Company’s willingness to enter into the Employment Agreement, the Executive has agreed to enter into this Agreement with the Company.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

1.       Shares Subject to Agreement. During the existence of this Agreement, promptly following the setting of any record date (the “Record Date”) with respect to any item for which the Company shall seek a shareholder vote (the “Shareholder Matter”), the Executive and the Company shall determine the number of (i) shares of the Company (the “Shares”) held by the Executive (the “Executive Shares”) and (ii) Shares held by the Executive’s daughters (the “Family Members”) as of the Record Date. The number of Shares held in the aggregate by the Executive and the Family Members, if any, that exceeds forty percent (40%) of the outstanding Shares as of the Record Date shall be referred to as the “Excess Amount.” The Executive hereby agrees that the Shares held by him in an amount equal to the Excess Amount (the “Excess Shares”) shall be voted as to any Shareholder Matter solely as contemplated by Section 3 below. By a way of example, if the Executive holds thirty five percent (35%) of the outstanding Shares and the Family Members hold seven percent (7%) of the outstanding Shares, the Excess Amount would be two percent (2%) of the outstanding Shares.

2.       Grant of Proxy. Upon the determination of any Excess Shares with respect to a Record Date, the Executive grants a proxy coupled with an interest in all Excess Shares the Executive holds as of such Record Date to a person designated by the Board of Directors of the Company (the “Board”) in writing (the “Proxy Designee”), which proxy shall be irrevocable until the following Record Date, to vote such Excess Shares on the applicable Shareholder Matter in the manner provided in Section 3 hereof. The proxy and power will survive the death, incompetency, and disability of the Executive but will terminate upon the termination of this Agreement in accordance with Section 5.6 hereof.

3.       Obligations to Vote Excess Shares. The Board shall cause the Proxy Designee to vote any Excess Shares such Proxy Designee controls on any matter brought for a shareholder vote in accordance with the vote of the majority of all other outstanding shares, excluding the Shares held by the Executive and the Family Members constituting forty percent (40%) of the outstanding Shares.

4.       Covenant to Secures Votes. To the extent Executive does not beneficially own (as defined in Rule 13(g) of the Securities Exchange Act of 1934) a number of Shares equal to or exceeding the Excess Shares, Executive will use his best efforts to cause the Family Members to vote such number of Shares held by such Family Members that, together with Shares beneficially owned by Executive, equal the Excess Amount in accordance with the terms of this Agreement as if Executive beneficially owned a number of Shares equal to the Excess Amount.

5.       Miscellaneous

5.1       Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either party without the prior written consent of the other party. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

5.2       Governing Law. This Amendment shall be deemed to be a contract made under the law of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

5.3       Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

5.4       Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

5.5       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or confirmed facsimile on the day sent if sent during normal business hours of the recipient, or if not sent during normal business hours, then on the next business day; (c) five (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (d) one (1) business day after deposit with a nationally recognized overnight courier (if the parties are within the United States), specifying next day delivery, with written verification of receipt; or (e) three (3) business days after deposit with an internationally recognized express mail courier service (for international delivery of notice), with written verification of receipt. All communications to the Company shall be sent to:

2

ALJ Regional Holdings, Inc.
244 Madison Avenue, PMB #358

New York, NY 10016
Attn: Chairman, Corporate Nominating Committee

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
1460 El Camino Real, Floor 2
Menlo Park, CA 94025
Attn: Chris Forrester

Email: Chris.Forrester@shearman.com

All communications to the Executive shall be sent to the address as set forth on his signature page or such other address as he may provide from time to time.

5.6       Amendments, Waivers and Termination. This Voting Agreement may not be amended or waived except by an instrument in writing signed on behalf of the Company and the Executive. The Company and the Executive may terminate this Agreement upon their mutual agreement, recorded in writing. Upon termination, neither the Company nor the Executive shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect. This Agreement shall terminate and be of no further force or effect at such time as the Executive and Family Members no longer beneficially own 10% of the Shares then outstanding.

5.7       Severability. If any provision of this Agreement is held to be invalid, illegal, or unenforceable in any respect, such provision will be enforced to the maximum extent possible and such invalidity, illegality, or unenforceability will not affect any other provision of this Agreement. In such event, the parties shall negotiate, in good faith, a legal, valid, and enforceable substitute provision which most nearly effects the intent of the parties in entering into this Agreement.

5.8       Entire Agreement. This Agreement (including all schedules and exhibits attached hereto, if any, each of which is incorporated herein by reference) constitutes the full and entire understanding and agreement among the parties with respect to the subject matter hereof and supersedes all other agreements of the parties to the extent such agreements relate to the subject matter hereof.

5.9       Advice of Counsel. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT, IN EXECUTING THIS AGREEMENT, SUCH PARTY HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND HAS READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

3

5.10       Injunctive Relief. It is acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties fail to comply with any of the obligations herein imposed on them and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action shall be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

5.11       Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

4

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

COMPANY:

ALJ REGIONAL HOLDINGS, INC.

By:

EXECUTIVE:

ALJ REGIONAL HOLDINGS, INC.

By:
Name:	Jess M. Ravich
Title:
Address:

[Signature Page to the Voting Agreement]